EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 4/14/26 to 6/2/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
4/13/2026	Buy	8,355	5.82
4/14/2026	Buy	46,149	5.83
4/15/2026	Buy	10,723	5.95
4/20/2026	Buy	28,359	6.10
4/21/2026	Buy	19,054	6.10
4/22/2026	Buy	83,346	6.13
4/23/2026	Buy	6,879	6.10
4/24/2026	Buy	2,675	6.11
4/27/2026	Buy	9,699	6.13
5/6/2026	Buy	43,836	6.16
5/11/2026	Buy	3,000	6.17
5/14/2026	Buy	72,513	6.28
5/15/2026	Buy	17,755	6.16
5/18/2026	Buy	16,100	6.18
5/19/2026	Buy	22,385	6.18
5/20/2026	Buy	40,591	6.23
5/21/2026	Buy	20,490	6.25
5/26/2026	Buy	15,858	6.27
5/28/2026	Buy	9,971	6.50
5/29/2026	Buy	31,928	6.55
6/1/2026	Buy	5,520	6.55
6/2/2026	Buy	78,346	6.71